Exhibit 99.2

FOR IMMEDIATE RELEASE
(All amounts in Canadian dollars)

Tim Hortons Inc. increases quarterly dividend by 23.1%
and declares a dividend of $0.32 per common share
OAKVILLE, ONTARIO, (February 20, 2014): Tim Hortons Inc. (TSX: THI, NYSE: THI) today announced that the Board of Directors has approved a 23.1% increase in the quarterly dividend to $0.32 per common share, which is within our targeted annual dividend payout range of 35% to 40% of prior year, normalized net income attributable to Tim Hortons Inc. The dividend is payable on March 18, 2014, to shareholders of record as of March 3, 2014.

“Paying a reliable and growing dividend stream continues to be our first priority in terms of returning capital to our shareholders. This is the seventh consecutive year we have announced a meaningful increase to our dividend,” said Cynthia Devine, Chief Financial Officer.

Dividends are declared and paid in Canadian dollars to all shareholders with Canadian resident addresses. For U.S. shareholders, the dividends will be converted to, and paid in, U.S. dollars based on prevailing exchange rates at the time of conversion by Tim Hortons for registered shareholders and by CDS Clearing and Depository Services Inc. for beneficial shareholders. The payment of future dividends and the targeted payout range remain at the discretion of the Board of Directors.
Tim Hortons Inc. Overview
Tim Hortons is one of the largest publicly-traded restaurant chains in North America based on market capitalization, and the largest in Canada. Operating in the quick service segment of the restaurant industry, Tim Hortons appeals to a broad range of consumer tastes, with a menu that includes premium coffee, hot and cold specialty drinks (including lattes, cappuccinos and espresso shots), specialty teas and fruit smoothies, fresh baked goods, grilled Panini and classic sandwiches, wraps, soups, prepared foods and other food products. As of December 29, 2013, Tim Hortons had 4,485 systemwide restaurants, including 3,588 in Canada, 859 in the United States and 38 in the Gulf Cooperation Council. More information about the Company is available at www.timhortons.com.
For Further information:
Scott Bonikowsky: (905) 339-6186 or investor_relations@timhortons.com